EXHIBIT 2
                                    ---------

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of January 23, 2007, by and among the undersigned holder (the "Stockholder") of shares of common stock, $0.02 par value (the "Common Stock") of Langer, Inc., a Delaware corporation (the "Company").

     WHEREAS, on December 4, 2006, the Company entered into a note purchase agreement, with investors who purchased an aggregate of $28,880,000 of the Company's 5% Convertible Subordinated Notes due December 7, 2011 (the "Notes") which (i) are immediately convertible into up to 6,080,000 shares of the Company's common stock, $0.02 par value (the "Conversion Shares"), at a conversion price of $4.75 per share, subject to adjustment, (ii) provide for interest payable semi-annually at the rate of 5% per annum (ii) have principal due December 7, 2011, (iii) are callable and redeemable for cash by the Company after December 7, 2007, and (iv) provide for registration of the Conversion Shares not later than September 30, 2007;

     WHEREAS, the Company previously disclosed the issuance of the Notes as well as filed the Notes and its related transaction documents (collectively, the "Notes Transaction Documents") as exhibits to its Current Report on Form 8-K (the "Notes 8-K") filed with the Securities and Exchange Commission on December 14, 2006; and

     WHEREAS, the Stockholder is the record and beneficial owner of the shares of Common Stock set forth on the signature page of this Agreement (such shares, together with any shares of capital stock of the Company acquired by the Stockholder or as to which the Stockholder acquires direct or indirect voting or investment power after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares").

     NOW, THEREFORE, in consideration of the premises representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Agreements of the Stockholder. At any meeting of the Stockholders of the Company held prior to the Termination Date (as defined in Section 4 below), however called, and at every adjournment thereof prior to the Termination Date, or in connection with any written consent of the Stockholders of the Company, the Stockholder shall vote the Subject Shares in favor of the ratification and approval of the issuance of (i) the Notes, and (ii) the Conversion Shares issuable upon conversion of the Notes. Prior to the Termination Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote, grant any proxy or give instructions with respect to the voting of the Subject Shares in any manner inconsistent with the preceding sentence. Prior to the Termination Date, the Stockholder shall not deposit any of the Subject Shares into a voting trust or enter into any agreement, other than this Agreement, with respect to any of the Subject Shares, and shall not take any other action, directly or indirectly, that would restrict, limit, or interfere with the performance by the Stockholder of the Stockholder's obligations hereunder.

     2. Representations and Warranties of the Stockholders. The Stockholder is, as of the date hereof, the beneficial owner of, or has direct or indirect voting power over, the Subject Shares set forth beneath the Stockholder's name on the signature page hereto and the Stockholder has the right to vote such Subject Shares as set forth herein. The Stockholder has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The actions by the Stockholder taken pursuant to the terms hereof will not (A) conflict with or violate any court order, writ, injunction, judgment or decree applicable to the Stockholder or by which any of the Stockholder's assets may be bound or affected, or (B) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound. The Stockholder acknowledges and agrees by signing below that it has had an opportunity to review the Notes 8-K and the Notes Transaction Documents.

     3.    Miscellaneous.

     (a) This Agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, on July 1, 2007 (the "Termination Date"). Nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

     (b) This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

     (c) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law principles.

     (d) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid), and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the principal address of such party or such other address as the recipient party has previously delivered notice to the sending party

     (e) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

     (f) This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (g) If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

                            [signature page follows]

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of the Stockholder as of the date first above written.

                                   STOCKHOLDER

                                   Ashford Capital Management, Inc. w/discretion as Investment Advisor f/b/o various clients

                                       By: /s/ Theodore H. Ashford
                                          ---------------------------------
                                       Name: Theodore H. Ashford
                                       Title: Chairman & CEO

                                   LANGER, INC.


                                   By: /s/ Kathryn Kehoe
                                      -------------------------------------
                                       Name: Kathryn Kehoe
                                       Title: Senior Vice President




















                                       3